Exhibit 10.25

SUPPLEMENT

to the

Loan and Security Agreement

Dated as of May 28, 2004

between

Neutral Tandem, Inc. (“Borrower”)

and

Venture Lending & Leasing IV, Inc. (“Lender”)

This is a Supplement identified in the document entitled Loan and Security Agreement dated as of May 28, 2004, between Borrower and Lender (as amended, modified, supplemented or restated, the “Loan and Security Agreement”). All capitalized terms used in this Supplement and not otherwise defined in this Supplement have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement. In the event of any inconsistency between the provisions of that document and this Supplement, this Supplement is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1. - Additional Definitions:

“Commitment”: Subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Lender commits to make:

(i) Equipment Loans to Borrower up to the aggregate original principal amount of Three Million Dollars ($3,000,000.00) (the “Equipment Loan Commitment”);

(iii) Subject to Section 9 of Part 2 of this Supplement, Equipment Loans to Borrower up to the aggregate original principal amount of One Million Dollars ($1,000,000.00) (the “Additional Equipment Loan Commitment”); and

(iv) Subject to Section 9 of Part 2 of this Supplement, Equipment Loans to Borrower up to the aggregate original principal amount of Six Million Dollars ($6,000,000.00), subject to reduction as set forth in such Section (the “Follow-on Equipment Loan Commitment”).

Equipment Loans are sometimes referred to individually as a “Loan” or collectively as “Loans”. As used herein, the term “Commitment” shall mean the Equipment Loan Commitment, the Additional Equipment Loan Commitment, the Follow-on Equipment Loan Commitment or any combination or all of them, as the context requires.

“Designated Rate”: The Designated Rate for each Equipment Loan shall be a fixed rate of interest per annum equal to the Prime Rate as published on the Business Day on which Lender receives the executed Borrowing Request and related funding documents for such Equipment Loan, plus three and 5/1000 percent (3.005%); provided, however, that in no event shall the Designated Rate for an Equipment Loan be less than seven and 5/1000 percent (7.005%).

“Eligible Equipment” means any new or used (subject to Section 1(a)(i) of Part 2 of this Supplement) computer equipment, lab and shop equipment, test equipment and office equipment, and excluding any equipment constituting Soft Costs.

“Equipment Loan” means any Loan requested by Borrower and funded by Lender pursuant to the Equipment Loan Commitment, the Additional Equipment Loan Commitment or the Follow-on Equipment Loan Commitment to finance Borrower’s acquisition or carrying of specific items of Eligible Equipment.

“Prime Rate” means the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper.

“Soft Costs” means, with respect to amounts to be financed hereunder with proceeds of an Equipment Loan, Borrower’s costs of acquiring or licensing of equipment other than Eligible Equipment, tenant improvements at Borrower’s primary business premises, software licenses and other items of personal property used in Borrower’s ordinary course of business and approved by Lender.

“Terminal Payment” means, with respect to each Equipment Loan, a payment equal to eight and 14/100 percent (8.14%) of the original principal amount of such Equipment Loan.

“Termination Date” means the earlier of (a) the date Lender may terminate making Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement, or (b)(i) with respect to the funding of at least Two Million Five Hundred Thousand Dollars ($2,500,000) of the Equipment Loan Commitment, May 31, 2004, or (ii) with respect to the funding of up to the remaining Five Hundred Thousand Dollars ($500,000) of the Equipment Loan Commitment, July 31, 2004, or (c) with respect to the Additional Equipment Loan Commitment, July 31, 2004, or (d) with respect to the Follow-on Equipment Loan Commitment, to be determined in accordance with Section 9 of Part 2 of this Supplement.

“Threshold Amount”: One Hundred Thousand Dollars ($100,000.00).

Part 2. - Additional Covenants and Conditions:

1. Use of Proceeds; Limitations on Equipment Loans.

(a) Equipment Loan Facility and Soft Cost Sub-facility.

(i) Subject to the terms and conditions of the Loan and Security Agreement, Lender agrees to make Equipment Loans to Borrower from time to time from the Closing Date and to and including the applicable Termination Date in an aggregate original principal amount up to but not exceeding the lesser of (A) the then unfunded portion of the applicable Commitment, and (B) an amount equal to 100% of the amount paid or payable by Borrower to a manufacturer, vendor or dealer who is not an Affiliate of Borrower for each item of Eligible Equipment being financed with the proceeds of such Equipment Loan as shown on an invoice therefor (excluding any commissions and any portion of the amount invoiced which relates to maintenance or servicing of the Eligible Equipment, delivery, freight and installation charges or sales taxes payable upon acquisition) (“Original Cost”); provided, however, that Lender agrees that it shall finance 100% of the amount paid or payable by Borrower to acquire “Nortel Class 4 Switches,” including without limitation, delivery, freight and installation charges, and that all such amounts paid or payable in respect of such Nortel Class 4 Switches shall not be characterized as Soft Costs. Notwithstanding the foregoing, no item of Eligible Equipment shall be eligible to be financed with the proceeds of an Equipment Loan if such item was acquired or first placed in service by Borrower earlier than 90 days prior to the Borrowing Date of such Equipment Loan; provided, however, that so long as the Borrowing Date of the initial Equipment Loan occurs on or before than May 31, 2004, Borrower may finance Eligible Equipment acquired or first placed in service on or after September 1, 2003, at the Original Cost of such Eligible Equipment.

(ii) Up to fifteen percent of the applicable Commitment may be used to finance Soft Costs. Notwithstanding the foregoing, no item of Soft Costs shall be eligible to be financed with the proceeds of an Equipment Loan if such Soft Cost was first expended or incurred by Borrower earlier than ninety (90) days prior to the Borrowing Date of such Equipment Loan; provided, however, that so long as the Borrowing Date of the initial Equipment Loan occurs on or before May 31, 2004, Borrower may finance Soft Costs first expended or incurred after September 1, 2003, at the Original Cost of such Soft Costs.

(iii) All Eligible Equipment and equipment constituting Soft Costs, if applicable, financed hereunder shall be located at all times at Borrower’s principal place of business in Chicago, Illinois, other locations at which Borrower operates its business set forth in Part 3 hereof, or such other place of business located within the United States as may be consented to by Lender in writing.

2. Minimum Funding Amount; Maximum Number of Borrowing Requests. Except to the extent the remaining Commitment is a lesser amount or as otherwise provided herein, each Equipment Loan requested by Borrower to be made on a single Business Day shall be for a minimum aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00). Borrower shall not submit a Borrowing Request more frequently than once each month.

3. Prepayment. No Loan may be prepaid except as provided in this Section 3. Borrower may voluntarily prepay all, but not less than all, Loans in whole but not in part at any time by tendering to Lender cash payment in respect of such Loans in an amount equal to the sum: (i) all accrued and unpaid Basic Interest on such Loans as of the date of prepayment; (ii) the undiscounted Terminal Payment on each such Loan; and (iii) an amount equal to the undiscounted, total amount of all installment payments of principal and Basic Interest that would have accrued and been payable from the date of prepayment through the stated Maturity Date of the Loans had they remained outstanding and been paid in accordance with the terms of the related Notes.

4. Subordination of Lender’s Lien Priority for Accounts Receivables-Based Bank Financing. Upon written request of Borrower to Lender, Lender agrees that it shall subordinate the priority of the Lien granted to the Lender as to that portion of the Collateral consisting of accounts receivable concurrent with the closing of a loan agreement between Borrower and a lender which provides formula-based working capital financing to Borrower, provided that no Default or Event of Default has occurred and is then continuing.

5. Subordinated Debt. During the term of the Loan and Security Agreement and until performance of all Obligations to Lender, Borrower shall not incur or permit to exist any Indebtedness for borrowed money (except for Indebtedness permitted under Section 6.1 of the Loan and Security Agreement) unless: (i) approved by Lender; and (ii) where the holder’s right to payment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against Borrower following default have been made subordinate to the Liens of Lender and to the prior payment of the Obligations to Lender under the Loan Documents, pursuant to a written subordination agreement approved by Lender in its reasonable discretion, which agreement shall, at minimum, provide that regularly scheduled payments of accrued interest on such subordinated Indebtedness may be paid by Borrower and retained by the holder so long as no Event of Default has occurred and is continuing.

6. Issuance of Warrants to Lender. As additional consideration for the making of the Commitment, Lender has earned and is entitled to receive immediately upon the execution of the Loan and Security Agreement and this Supplement, a warrant instrument issued by Borrower substantially the form attached hereto as Exhibit “E” (the “Warrant”) initially exercisable for a number of fully paid and nonassessable shares of the Borrower’s Series A Preferred Stock, such number of shares having an aggregate exercise price equal to the sum of (A) $150,000, plus (B) the product of (x) 0.05 multiplied by (y) the aggregate original principal amount of the Equipment Loans advanced under the Additional Equipment Loan Commitment, if any. The Warrant shall be immediately vested and exercisable at an initial exercise price of $1.00 per share. The foregoing exercise price per share and number of shares issuable upon exercise of the Warrant shall also be subject to adjustment as provided in the Warrant. In the event the Follow-on Equipment Loan Commitment becomes effective (as determined in accordance with Section 9 of Part 2 hereof), then Borrower shall issue Lender an additional warrant (the “Additional Warrant”) initially exercisable for a number of fully paid and nonassessable shares of the Borrower’s Series B convertible preferred stock, such number of shares having an aggregate exercise price equal to five percent (5%) of the Follow-on Equipment Loan Commitment and an initial exercise price per share equal to the lowest price per share paid by an investor to which the Borrower sells shares of its Series B convertible preferred stock.

Borrower acknowledges that Lender has assigned its rights to receive the Warrant and the Additional Warrant to its parent, Venture Lending & Leasing IV, LLC; in connection therewith, Borrower shall issue the Warrant and the Additional Warrant directly to Venture Lending & Leasing IV, LLC. Concurrently upon issuance of the Warrant, Lender shall furnish to Borrower a copy of the agreement in which Lender assigned the Warrant and the Additional Warrant to Venture Lending & Leasing IV, LLC.

7. Payment and Disposition of Commitment Fee. Lender agrees that with respect to each Loan advanced under the Equipment Loan Commitment only, on the Borrowing Date applicable to such Loan, Lender shall credit against the payments due from Borrower on such date in respect of such Loan an amount equal to the product of Thirty Thousand Dollars ($30,000.00), representing the commitment fee previously paid to Lender, and a fraction the numerator of which is the principal amount of such Loan and the denominator of which is Three Million Dollars ($3,000,000.00), until the aggregate amount of such credits equals but does not exceed Thirty Thousand Dollars ($30,000.00). Notwithstanding the foregoing, if Lender shall not be obligated to make any Loan for reasons set forth in this Section 4.2(f) of the Loan and Security Agreement then, if the commitment fee has not been fully credited in accordance with the terms of this Section 7, then Lender shall refund such commitment fee to Borrower in the amount of Thirty Thousand Dollars ($30,000) minus any credits previously made by Lender pursuant to this Section 7.

8. Debits to Account for ACH Transfers. For purposes of Section 2.2 and 5.10 of the Loan and Security Agreement, Borrower’s Primary Operating Account is:

Bank Name:	LaSalle Bank, N.A.
Bank Address:	135 S. LaSalle, Suite 1140, Chicago, IL 60603
Account No.:	5800671751
ABA Routing No.:	071000505
For credit of:	Neutral Tandem, Inc.

Loans will be advanced to the account specified above and payments will be automatically debited from the same account.

9. Condition Precedent to Additional Loan Commitments. Notwithstanding anything to the contrary in the Loan and Security Agreement or this Supplement, neither the Additional Equipment Loan Commitment nor the Follow-on Equipment Loan Commitment shall be effective unless and until Borrower and Lender mutually agree to the effectiveness of the Additional Equipment Loan Commitment or Follow-on Equipment Loan Commitment, as applicable. The amount of the Follow-on Equipment Loan Commitment shall not exceed the lesser of (i) Six Million Dollars ($6,000,000) or (ii) thirty percent (30%) of the aggregate net cash proceeds Borrower actually receives from the issuance and sale of shares of Borrower’s Series B convertible preferred stock in one or more closings of equity financings (excluding conversion of bridge loans).

Part 3. - Additional Representations:

Borrower represents and warrants that as of the Closing Date and each Borrowing Date:

a)	Its chief executive office is located at: 2 North LaSalle Street, Suite 1615, Chicago, IL 60602.

b)	Its Equipment is located at: (i) 2 North LaSalle Street, Chicago, IL, (ii) 717 South Wells Street, Chicago, Illinois, (iii) 75 Broad Street, New York, NY, (iv) 21355 Melrose, Building 13, Southfield, MI, (v) as provided in Section 5.9(e) of the Loan and Security Agreement and (vi) as otherwise disclosed in the Borrowing Request for an Equipment Loan.

c)	Its Inventory is located at: 2 North LaSalle Street, Suite 1615, Chicago, IL 60602.

d)	Its Records are located at: 2 North LaSalle Street, Suite 1615, Chicago, IL 60602.

e)	In addition to its chief executive office, Borrower maintains offices or operates its business at the following locations: None.

f)	Other than its full corporate name, Borrower has conducted business using the following prior corporate name(s), and/or current or prior trade names or fictitious business names: Borrower’s original corporate name was “NT Investors, Inc.” which Borrower changed on September 10, 2003 to its present name “Neutral Tandem, Inc.”

g)	Borrower’s Federal Tax I.D. number is: 31-1786871.

h)	Borrower’s Delaware state corporation I.D. number is: 3382570.

i)	Borrower’s other Deposit Accounts and Investment Accounts: In addition to the Primary Operating Account identified in Section 8, Borrower maintains the following other Deposit Accounts and investment/securities accounts: None.

Part 4. - Additional Loan Documents:

Form of Note	Exhibit “A”
Form of Borrowing Request	Exhibit “B”
Form of Compliance Certificate	Exhibit “C”
Form of Intellectual Property Security Agreement	Exhibit “D”
Form of Warrant	Exhibit “E”
Form of Landlord Waiver	Exhibit “F”
Form of Legal Opinion	Exhibit “G”

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

NEUTRAL TANDEM, INC.

	By:	/s/ Robert M. Junkroski
	Name:	Robert M. Junkroski
	Title:	CFO

Address for Notices:	Attn:	Robert Junkroski, Chief Financial Officer
2 North LaSalle Street, Suite 1615
Chicago, IL 60602
Fax #: (312) 346-3276

LENDER:

VENTURE LENDING & LEASING IV, INC.

	By:	/s/ Ronald W. Swenson
	Name:	Ronald W. Swenson
	Title:	Chief Executive Officer

Address for Notices:	Attn:	Chief Financial Officer
2010 North First Street, Suite 310
San Jose, California 95131
Fax #: (408) 436-8625